Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 12, 2014, on our audit of the financial statements of Century Communities, Inc. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Denver, Colorado

July 10, 2014